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                                                                     EXHIBIT 3.2

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             ARAMARK SERVICES, INC.

            (Originally incorporated February 17, 1959 under the name
                  "Davidson Automatic Merchandising Co., Inc.")

     FIRST: The name of the corporation is ARAMARK Services, Inc.
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     SECOND: The registered office of the corporation is to be located at 1209
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Orange Street, in the City of Wilmington, in the County of New Castle, in the
State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the corporation is to engage in any lawful act or
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activity for which a corporation may be organized under the General Corporation
Law of Delaware.

     FOURTH: The total number of shares of all classes of stock which the
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corporation shall have the authority to issue is 1,000 shares of common stock,
$1.00 par value per share.

     FIFTH: Elections of directors need not be by written ballot.
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     SIXTH: The Board of Directors shall have the power, in addition to the
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stockholders, to make, alter, or repeal the by-laws of the corporation.

     SEVENTH: Whenever a compromise or arrangement is proposed between this
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corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
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     EIGHTH: The corporation reserves the right to amend, alter, change or
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repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and integrates and does not further amend the Corporation's Certificate of Incorporation, as heretofore amended and restated, having been duly adopted pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware, has been duly executed this 24th day of April, 1996.

                                                ARAMARK SERVICES, INC.


                                                By:  /s/ Michael O'Hara
                                                     ---------------------------
                                                        Michael O'Hara
                                                        Vice President

Attest: /s/ Priscilla M. Bodnar
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         Priscilla M. Bodnar
         Secretary